SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2002

New Plan Excel Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-12244	33-0160389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1120 Avenue of the Americas, 12th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(212) 869-3000

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

     New Plan Excel Realty Trust, Inc. (the “Company”), pursuant to a press release issued by the Company on March 8, 2002, provided supplemental disclosure on its Kmart leases in response to Kmart’s announcement on March 8, 2002 of its intention to close 284 additional store locations. In its announcement, Kmart indicated that it intends to close stores at five of the Company’s locations. The five store locations aggregate approximately 490,900 square feet and the average base rent for these locations is $4.65 per square foot. In addition, the Company has reached a tentative agreement with Kmart regarding rent reductions at four additional locations. The Company expects that the store closings and rent reductions will be effective on or about July 1, 2002.

     The five locations scheduled to close are Eastgate Shopping Center, located in Lake Wales, Florida; Perry Marketplace, located in Perry, Georgia; Transit Road Plaza, located in Lockport, New York; Island Plaza, located in James Island, South Carolina; and Orange Grove, located in Houston, Texas.

     The Company has not been informed of Kmart’s plans with respect to Kmart’s remaining 34 leases with the Company.

     There can be no assurance that Kmart will not close its stores at any of these 34 locations, that the tentative agreement regarding rent reductions at four locations will be implemented or that the new arrangements will be effective on July 1, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Plan Excel Realty Trust, Inc.

Date: March 11, 2002	By: /s/ Steven F. Siegel

Steven F. Siegel Senior Vice President, General Counsel and Secretary